   As filed with the Securities and Exchange Commission on September 13, 1996
                                                         File No. 33-___________
______________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                          ____________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                               ANTEC CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


               Delaware                               36-3892082
       (State or Other Jurisdiction         (I.R.S. Employer Identification No.)
     of Incorporation or Organization)

          2850 W. Golf Road
       Rolling Meadows, Illinois                         60008
  (Address of Principal Executive Offices)             (Zip Code)


                                 ESP STOCK PLAN
          AS ESTABLISHED BY AGREEMENT WITH PARTICIPANTS ON AUGUST 1995
                            (Full Title of the Plan)

                              Lawrence A. Margolis
                               2850 W. Golf Road
                           Rolling Meadows, Illinois
                    (Name and Address of Agent for Service)

                                 (847)439-4444
         (Telephone Number, Including Area Code, of Agent for Service)
                          ___________________________

                        CALCULATION OF REGISTRATION FEE


- ---------------------------------------------------------------------------------------------------------------------------
                                                                                     Proposed Maximum
           Title of Securities                    Amount         Maximum Offering   Aggregate Offering     Amount  of
            to be Registered                 to be Registered    Price Per Share(1)     Price(1)        Registration Fee
- ---------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 per share
par value)..................................  500,000 shares       $14.875            $7,437,500         $2,564.66

- ---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ Stock Market on September 9, 1996.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents, which have heretofore been filed by ANTEC Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), File No. 0-22336, are incorporated by reference herein and shall be deemed to be a part hereof:

         (a) The Company's Report on Form 10-K for the year ended December 31, 1995.

         (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

         (c) The description of Common Stock included in the Company's Registration Statement on Form 8-A dated September 2, 1993 and amended on September 14, 1993.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.


ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL


     Certain legal matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Company by James E. Knox, General Counsel of the Company. Mr. Knox holds a total of 42,800 shares and options to acquire shares of Common Stock and a total of 464,244 shares and options to acquire shares of common stock of Anixter International Inc., which owns approximately 31% of the Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the provisions of the Delaware General Corporation Law ("Delaware GCL"), ANTEC has adopted provisions in its Certificate of Incorporation and Bylaws which require ANTEC to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its directors to ANTEC or its stockholders for monetary damages for breach of their duty of due care except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under
Section 174 of the Delaware GCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. In addition, ANTEC's Certificate of Incorporation and Bylaws require ANTEC to indemnify its directors and officers, permit ANTEC to insure its directors and officers and permit ANTEC to indemnify or insure its employees or agents to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, except that ANTEC shall not be obligated to advance expenses or to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense,
(ii) for any amounts paid in settlement of an action indemnified against by ANTEC without the prior written consent of ANTEC, or (iii) in connection with any event in which the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Corporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         See Index to Exhibits which is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:


         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
                    section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or
                    events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant's articles of incorporation or bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 13, 1996.


                                     ANTEC CORPORATION


                                     By    /s/  Lawrence A. Margolis
                                          -------------------------------
                                          Lawrence A. Margolis
                                          Executive Vice President & Secretary




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 13th day of September, 1996.



 /s/  John M. Egan                                   /s/  Daniel J. Distel
- --------------------------------------------------  ------------------------------------------------------
John M. Egan, President and Chief Executive         Daniel J. Distel, Vice President and Controller
Officer (Principal Executive Officer) and Director  (Principal Accounting Officer)



 /s/  Lawrence A. Margolis
- --------------------------------------------------  ------------------------------------------------------
Lawrence A. Margolis, Executive Vice President      Bruce Van Wagner, Chairman & Director
(Principal Financial Officer)


 /s/  Rod Dammeyer*                                  /s/  Samuel K. Skinner*
- --------------------------------------------------  ------------------------------------------------------
Rod Dammeyer, Director                              Samuel K. Skinner, Director



 /s/  John R. Petty*                                  /s/  Mary Agnes Wilderotter*
- --------------------------------------------------  ------------------------------------------------------
John R. Petty, Director                             Mary Agnes Wilderotter, Director



                                                     /s/  James L. Faust*
                                                    ------------------------------------------------------
                                                    James L. Faust, Director

*By     /s/  Lawrence A. Margolis
      --------------------------------------------
       Lawrence A. Margolis
       as attorney in fact for each person indicated


                                 EXHIBIT INDEX




   EXHIBIT
   NUMBER   DESCRIPTION OF EXHIBIT
   -------  ----------------------


    4 Agreement among ANTEC, ESP Liquidating Trust and the Beneficiaries thereof, executed August 1995


    5       Opinion and Consent of James E. Knox


    23      Consent of Ernst & Young LLP


    24      Powers of Attorney